Exhibit 4.52

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

$1,050,000	October 17, 2024

FOR VALUE RECEIVED, ABCO Garden State, LLC, a New Jersey limited liability company (“Borrower”), hereby unconditionally promises to pay to the order of Grown Rogue Unlimited, LLC, an Oregon limited liability company, or its assigns (“Lender,” and together with Borrower, each, a “Party” and collectively, the “Parties ”), at Lender’s address set forth on the signature page hereof, or at such other address as may be designated in writing by Lender in accordance with the terms of this Convertible Promissory Note (“ Note”), the aggregate of all amounts Lender has disbursed to Borrower pursuant to Section 1 hereof up to the principal amount of One Million and Fifty Thousand Dollars ($1,050,000) (the “Maximum Amount”) as further described herein.

1. Use of Funds; Advances.

(a) Borrower shall solely use the funds borrowed hereunder to fund the construction and operating expenses of a cannabis cultivation facility located in West Deptford, New Jersey and leased by Borrower pursuant to that certain lease between the Borrower and FIVF-III-NJ1, LLC, dated on, or around, June 1, 2023.

(b) Subject to the terms hereof, commencing on the date hereof, and prior to the earlier to occur of (i) the Maturity Date (as defined below) or (ii) an Event of Default (as defined below), Lender shall make the Maximum Amount available to Borrower in advances to be made in increments of Ten Thousand Dollars ($10,000) (each, an “Advance”) in an aggregate amount not to exceed the Maximum Amount in accordance with the terms set forth herein, with each Advance and repayment thereof to be listed on Exhibit A hereto.

(c) Subject to the terms hereof, from time to time, Borrower may provide written notice to Lender (an “Advance Notice”) requesting an Advance from the remaining Maximum Amount, which Advance Notice shall include the amount of the Advance (the “Requested Amount”), the requested date for delivery of the Requested Amount which date shall be no earlier than five (5) Business Days (as defined below) after delivery of the Advance Notice to Lender (the “Delivery Date”). Upon receipt of the Advance Notice, Lender shall pay and deliver to Borrower an Advance in the amount of the Requested Amount on or about the Delivery Date by wire transfer in immediately available funds to an account designated in writing by Borrower.

2. Interest. Interest on the outstanding principal borrowed hereunder shall accrue at a rate of 15.0% per annum, simple interest, calculated on the basis of a 360 day year for the actual number of days elapsed (the “Applicable Rate”) commencing, with respect to each Advance, on the date such Advance is disbursed to Borrower and, subject to the terms hereof, with respect to each Advance, accruing until the date that such Advance together with all accrued interest thereon and other amounts due and payable in connection therewith are paid in full or Lender exercises its Conversion Right (as defined below), whichever is earlier.

3. Payment; Maturity Date. Unless previously converted in accordance with Section 4 or prepaid in accordance with Section 5, subject to Lender’s right to accelerate payment pursuant to Section 6 following an Event of Default, Borrower shall repay all Advances together with all accrued and unpaid interest thereon on the date that is thirty-six (36) months from the date of this Note (as may be extended from time to time, the “Maturity Date”). All payments by Borrower hereunder shall be applied first to accrued interest and thereafter to principal. Notwithstanding the foregoing, if the New Jersey Cannabis Regulatory Commission (the “CRC”) has not provided Lender its approval to exercise Lender’s option to acquire up to a total of 70% of the issued and outstanding equity of Borrower (“CRC Approval ”), as described in that certain Second Option Agreement (the “Second Option Agreement”), dated as of October 3, 2023, by and between Lender and Borrower, before the Maturity Date, then Lender shall extend the Maturity Date by twelve (12) months (the “First Extension”). If Lender has not received CRC Approval by the end of the First Extension, Lender shall extend the Maturity Date by an additional twelve (12) months (the “Second Extension”). If Lender has not received CRC Approval by the end of the Second Extension, then, upon written notice to Borrower, Lender shall have the right and option to demand that Borrower repay to Lender all outstanding principal together with all accrued and unpaid interest on or before the date that is ten (10) days after the expiration of the Second Extension. If any payment is due on a day other than a Business Day, all such amounts shall be due and payable on the next succeeding Business Day, together with interest up to but not including such next succeeding Business Day. For purposes hereof, “ Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New Jersey are authorized or required by law to close.

4. Conversion.

(a) Conversion Right. Upon Lender’s receipt of written notification of the CRC Approval, by delivering written notice thereof to Borrower, Lender shall have the right and option (the “Conversion Right”), but not the obligation, to convert all or part of the outstanding principal and accrued and unpaid interest borrowed hereunder into voting stock of Borrower equal to one percent (1%) of the equity of Borrower on a fully-diluted basis per $28,571.43 of principal together with all accrued and unpaid interest under this Note (the “Conversion Equity”).

(b) Cancellation. After all unpaid principal and accrued and unpaid interest due and owing under this Note has been indefeasibly paid in full or converted into Conversion Equity, Lender shall surrender this Note to the Borrower for cancellation.

5. Prepayment. The Parties acknowledge and agree that this Note is being executed and delivered in conjunction with that certain Convertible Promissory Note (the “Other Note”), of even date herewith, by Borrower in favor of ABCO Holdings, Inc. a Pennsylvania corporation (“ABCOHO”). Except as otherwise set forth herein, Borrower may not prepay any amount of principal or interest hereunder without the prior written consent of Lender; provided, that, notwithstanding Lender’s consent, Borrower shall not make any prepayment hereunder unless Borrower concurrently makes a prepayment to ABCOHO under the Other Note on a pari passu basis in an amount equal to the product of the outstanding principal amount of the Other Note and a fraction, the numerator of which is the amount of the prepayment hereunder and the denominator of which is the outstanding principal amount hereunder.

6. Event of Default; Remedies.

(a) Notwithstanding receipt of any Advance Notice hereunder, upon the occurrence and continuation of an Event of Default (as defined below), (i) no Advances shall be made thereafter, and (ii) at the option of Lender exercised by written notice to Borrower, the entire unpaid principal balance, together with all accrued and unpaid interest thereon, and all other amounts and payments due in connection therewith, shall become immediately due and payable.

(b) At the option of Lender, this Note (comprising the aggregate of all Advances made to such date together with all accrued and unpaid interest thereon and all other amounts due hereunder) shall become due and payable, without notice or demand, upon the occurrence at any time of any of the following (each, an “Event of Default”): (i) Borrower commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; (ii) such proceedings are commenced against Borrower, or a receiver or trustee is appointed for Borrower on a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; provided, that all interest shall continue to accrue as set forth above until all amounts owed under this Note are paid in full; (iii) the admission by Borrower of its inability to pay its debts as they mature, or any assignment for the benefit of the creditors of Borrower; or (iv) if any payment due hereunder is not made within five (5) Business Days after the date such payment is due.

(c) Notwithstanding anything set forth herein or otherwise including, without limitation, Section 7.1 of that certain Stockholders’ Agreement (the “Stockholders’ Agreement”), by and among Lender, CMB INVESTCO 609, LLC (“ CMB”), and GARDEN STATE GOLD 609 LLC (“GSG”), Borrower agrees that no Cash Available for Distribution (as defined in the Stockholders’ Agreement) shall be distributed to CMB or GSG unless and until all amounts due and owing under this Note have been paid in full or the Note has been converted to equity in accordance with Section 4.

(d) The rights and remedies of Lender provided herein shall be cumulative and not exclusive of any other rights or remedies provided by law, in equity, by contract or otherwise.

7. Default Interest; Usury. Notwithstanding whether Lender pursues or does not pursue any remedy hereunder, if any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Applicable Rate plus five percent (5%) from the date of such non-payment until such amount is paid in full. If at any time and for any reason whatsoever, the interest rate payable hereunder shall exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, the portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a voluntary prepayment of principal.

8. Subordination. Notwithstanding anything to the contrary herein or otherwise, the entire indebtedness evidenced by this Note (including all principal, interest and expenses) is subordinated and junior in right of payment to the prior payment of all obligations and liabilities under the following notes (collectively, the “Superior Notes”): (i) that certain Secured Drawdown Promissory Note, dated as of October 3, 2023, by Borrower in favor of Lender; (ii) that certain Promissory Note, dated as of June 2, 2024, by Borrower in favor of Lender; and (iii) that certain Secured Promissory Note, dated as of June 24, 2024, by Borrower in favor of Lender, and no payment hereunder (whether of principal, interest, or otherwise) may be made unless and until all amounts due and owing to Lender under the Superior Notes (including all principal, interest and expenses) have been paid in full.

9. Waivers. Borrower hereby irrevocably and unconditionally (a) waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor and all other protests or notices to the full extent permitted by applicable law; (b) waives any right Borrower may have to require Lender to proceed against any person or entity including without limitation any endorser or guarantor of the Note (or file a claim in any bankruptcy, probate, or other proceeding affecting such a person or entity) or proceed against any person or entity in any particular order; and (c) waives the right to assert a defense to any action by Lender to enforce its rights under the Note. No waiver by Lender of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by Lender. No waiver by Lender shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after such waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Note shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10. Attorneys’ Fees and Costs of Collection. If all principal and interest under this Note is not paid when due, Borrower agrees to pay all costs and expenses of collection, including without limitation, attorneys’ fees, court costs, costs in connection with all negotiations, documentation and other actions relating to any work-out, compromise, settlement or resolution in connection herewith and all costs and expenses in connection with the protection or realization of the Collateral; provided, however, if the resolution of a dispute under Section 17 is partially in favor of both Parties, then the Parties will each pay a pro rata portion of the costs and expenses based upon such partial award.

11. Governing Law. This Note is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule. Borrower agrees and acknowledges that they are not making, will not make, nor shall be deemed to make or have made, any representation or warranty of any kind regarding the compliance of this Note with any Federal Cannabis Laws (as defined below). Borrower shall not have any right of rescission, to declare a breach or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law. “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale or possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and the regulations and rules promulgated under any of the foregoing. The Parties acknowledge and agree that, subject to applicable law, upon Lender’s request, any rights or remedies of Lender hereunder may be delayed or postponed in order to ensure compliance with applicable law, including without limitation, obtaining the approval of the CRC with respect to any remedy, as applicable.

12. Successors and Assigns. This Note may be assigned or transferred by Lender to any person or entity. Borrower may not assign or transfer this Note or any of their rights hereunder without the prior written consent of the holder hereof. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13).

14. Amendment and Waiver. The provisions of this Note may be modified or amended only in a writing executed by Borrower and Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

15. Severability. In the event any applicable law or order renders a Party’s performance of its obligations hereunder illegal, improper, or impracticable (including any ruling by the CRC that the transactions contemplated by this Note violate New Jersey law), or that the transactions contemplated by this Note will or may cause any license of Borrower, if issued, to be terminated, suspended, non-renewed, or otherwise impaired in any way, the Parties will promptly meet and confer in good faith and attempt to amend this Note into such form as will cause the Parties relationship to comply with the CRC and all other state or local legal requirements, and otherwise prevent any license of Borrower or other registrations or certificates from being subject to termination, suspension, non-renewal, or other impairment. Notwithstanding the above, if a provision of this Note is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Note will not be impaired.

16. Time is of the Essence. Time is of the essence with respect to all obligations of Borrower under this Note. Whenever a period of time is herein prescribed for action to be taken by either Party, such Party shall not be in default or incur any liability to the other Party for any losses or damages of any nature for any failure or delay in the performance of their obligations under this Agreement arising out of or caused by, directly or indirectly, epidemics/pandemics (including COVID-19); quarantines; governmental declaration(s) of emergency; closings of or delays in related government and business services such as land records, lenders and title/escrow, strikes, riots, acts of God, war or any other causes of any kind which are beyond the reasonable control of such Party; provided, that such failure or delay (i) is not caused by the non-performing Party, and (ii) could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternative sources, work-around plans or other means; provided that the non-performing Party shall be excused from its non-performance of affected obligations only for so long as such circumstances prevail and such Party continues to attempt to recommence performance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Parties and describe in reasonable detail the circumstances causing such failure or delay.

17. Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.

(a) In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Note, the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement. If the Parties do not resolve such dispute or disagreement within thirty (30) calendar days, each Party shall be free to exercise the remedies available to it specifically provided by this Note.

(b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Note shall properly and exclusively lie in any state court located in the State of New Jersey, County of Gloucester. By execution and delivery of this Note, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

18. Interpretation. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement. Whenever used in this Agreement the singular shall include the plural, and vice versa, and the use of any gender shall include all genders and the neuter, whenever appropriate. Nothing in this Agreement, express or implied, is intended to confer upon any individual or entity other than the Parties hereto and their respective successors and assigns any rights, remedies, obligation or liabilities under or by reason of this Agreement. No provision of this document is to be interpreted for or against any Party because that Party or Party’s legal representative drafted it. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

19. Mutilation, Destruction, Loss, or Reissuance.

(a) Mutilation. This Note, if mutilated, may be surrendered and thereupon Borrower shall execute and deliver to Lender in exchange for a new original Note of like tenor and principal amount within a reasonable period of time thereafter.

(b) Destruction, Loss, Etc. If there is delivered to Borrower (i) evidence of the destruction, loss, or theft of this Note and (ii) such security or indemnity as may be required by it to save it harmless, then, in the absence of notice to Borrower that this Note has been acquired by a bona fide purchaser, Borrower shall execute and deliver in lieu of such destroyed, lost or stolen Note, a new Note of like tenor and principal amount.

(c) New Note. Every new Note issued in accordance with Section 19(b) hereof in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original contractual obligation of Borrower, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all of the benefits of the initial Note issued.

(d) Reissuance. This Note may be surrendered and thereupon Borrower shall execute and deliver in exchange therefor, within a reasonable period of time after request by Lender, as the holder may direct, new Notes in smaller denominations but of like tenor and in exact principal amount in the aggregate and each new Note shall constitute an original contractual obligation of Borrower and shall be entitled to all the benefits of the initial Note issued.

(e) Additional Sums. On the issuance of any new Note under this Section, Borrower may require Lender to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

BORROWER:

ABCO GARDEN STATE LLC,
a New Jersey limited liability company

By:	/s/ Caitlin Blackwell
Name:	Caitlin Blackwell
Title:	Manager

Address:	5 N. Cambridge Ave.
Ventnor, NJ 08406
Email:	cateblackwell3@gmail.com

ACKNOWLEDGED AND AGREED:

LENDER:

GROWN ROGUE UNLIMITED, LLC,
an Oregon limited liability company

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

Address:	550 Airport Road
Medford, OR 97501
Email:	obie@grownrogue.com

[Signature Page of Convertible Promissory Note]

EXHIBIT A

Advances

A-1